EXHIBIT 99.1

                 TEXACO TO SELL WORLDWIDE LUBRICANT ADDITIVES BUSINESS
                 -----------------------------------------------------
                                TO ETHYL CORPORATION
                                --------------------

FOR RELEASE:  MONDAY, SEPTEMBER 25, 1995.
- ----------------------------------------
     WHITE PLAINS, N.Y., Sept. 25 - Texaco Inc. announced today that it has signed an agreement with Ethyl Corporation, a fuel and lubricant additives manufacturer, for the sale of Texaco's worldwide lubricant additives business for an undisclosed price.
     The business is a major worldwide supplier of lubricating oil additives, which are blended into automotive crankcase oil, transmission and hydraulic fluids, gear oils, industrial engine oils and general industrial and metal working oils. It owns, leases and operates manufacturing facilities in Port Arthur, Texas, Ghent, Belgium, and Rio de Janeiro, Brazil, as well as sales and marketing offices in strategic locations around the world.
     Texaco Chairman and Chief Executive Officer Alfred C. DeCrane, Jr., stated, "This agreement, which divests a business that had been part of our non-core chemical operations from Texaco's portfolio of oil and gas activities, is another component of our plan for growth. Proceeds from this sale will be applied to oil and gas opportunities where Texaco can achieve superior investment returns and enhance shareholder value.
     "In addition," DeCrane continued, "the agreement with Ethyl ensures that Texaco's operations will have a stable supply of key lube additives at competitive prices for our high-quality lubricant products, such as Havoline Formula3 and Ursa motor oils."
     The plan to sell Texaco's worldwide lubricant additives operations, which had been a division of Texaco Chemical Company (TCC), was announced in December 1993 when it was separated from the sale of TCC to Huntsman Corporation, an affiliate of Jon M. Huntsman Group of Companies. At that time, Texaco agreed to work with Huntsman to determine if there was an appropriate third-party buyer or an operating arrangement for the lubricant additives business.
     In February 1995 Texaco and Huntsman Corporation announced the intention to form a joint venture to own and operate Texaco's lubricant additives business. Those discussions now have been terminated.
     The sale to Ethyl, which is subject to approval by appropriate regulatory agencies and antitrust review under the Hart-Scott-Rodino Act, is expected to be completed by the end of this year.

                                     - xxx -

CONTACTS:     David J. Dickson        914-253-4128
              Cynthia B. Michener     914-253-4743